CynergisTek Reports Full-Year 2019 Financial Results

Driving Market Demand with Bolstered Sales Team

Austin, Texas – March 30, 2020 – CynergisTek, Inc. (NYSE AMERICAN: CTEK), a leader in healthcare cybersecurity, privacy, and compliance, today announced financial results for the fourth quarter and twelve months ended December 31, 2019.

Recent Operational Highlights Include:

•Expanded partnership with a multi-year engagement for Managed Security Services (MSS) as well as remediation services totaling over $1 million in additional business.

•Bolstered sales team by adding six experts in cybersecurity, healthcare IT, and privacy.

•Expanded relationship with one of the world’s leading public research university systems with a six-figure contract with the firm’s Compliance Assist Partnership Program and Medical Device Security Assessment.

•Strengthened board expertise in IT security, healthcare, public company, business development, and C-suite leadership with the addition of three new members.

Recent Financial Results (Compared to Prior Periods):

•Revenues for the full-year 2019 increased by $0.1 million to $21.4 million.

oManaged services, including equipment and software, revenue was $11.9 million, an increase of 10%, compared to $10.8 million for the same period of 2018. This increase was due to new multi-year managed services contracts.

oProfessional and consulting services revenues were down by $1.0 million to $9.5 million, compared to $10.5 million for the same period of 2018. This decrease was due to $0.6 million from the addition of the Backbone Consultants business offset by $1.6 million in lower revenues from consulting and professional services, primarily due to the completion of a large, non-recurring remediation contract for one of its largest customers.

•Gross margin was 39% for 2019, and 48% for the same period in 2018. The reduction in gross margin is reflective of our investment in attracting talented cybersecurity employees, costs associated with ramping up our new managed services offerings, and the lower than expected consulting and professional services revenue from new and existing customers.

•GAAP net loss from continuing operations for the twelve months ended December 31, 2019 was $(5.4) million, or $(0.55) per basic and diluted share compared to a net loss of $(4.0) million, or $(0.41) per basic and diluted share for the same period of 2018.

•Non-GAAP adjusted EBITDA, was $(1.4) million for the twelve months of 2019, compared to breakeven for the same period in 2018.

•Received a $2.5 million commitment from a current investor for equity financing to support current operations.

“Over the last eight months I have been focused on the fundamentals of the business,” said Caleb Barlow, president and CEO of CynergisTek. “Strengthening the sales team, improving operational efficiencies, and positioning the company for growth. The hard work and dedication by our employees has started to pay off as you can see with our recent large contract announcements. We will work to continue this momentum into 2020.”

For the 12 Months Ended December 31, 2019, Compared to the 12 Months Ended December 31, 2018

Financial results are from the company’s continuing operations related to security services unless specifically noted that it includes discontinued operations related to the sale of the managed print services (MPS) business.

Revenue was $21.4 million for the year ended December 31, 2019, as compared to $21.3 million for the same period in 2018. Managed services revenue was $11.9 million an increase of 10%, compared to $10.8 million for the same period of 2018. Professional and consulting services revenues were $9.5 million, a decrease of $1.0 million, compared to $10.5 million for the same period of 2018.

Gross margin was 39% of revenue for the year ended December 31, 2019, and 48% for the same period in 2018.

Sales and marketing expenses were $5.3 million for the year ended December 31, 2019, as compared to $5.2 million for the same period in 2018. General and administrative expenses increased by $0.5 million to $6.9 million for the year ended December 31, 2019, as compared to $6.4 million for the same period in 2018. The increase in general and administrative expenses is attributed to 1) $0.9 million in non-recurring expenses related to the onboarding of our new CEO while our outgoing CEO remained as part of the transition, severance related costs associated with targeted cost reductions and transaction fees associated with the Backbone acquisition; and 2) $0.3 million in software subscriptions and support costs for streamlining operations and business tracking. These additional costs were primarily offset by lower costs of $0.6 million in severance paid to a departed executive in 2018. The company is continuing to look at additional areas where it might be able to further reduce costs.

GAAP net loss from continuing operations for the year ended December 31, 2019 was $(5.4) million, or $(0.55) per basic and diluted share compared to a net loss of $(4.0) million, or $(0.41) per basic and diluted share for the same period of 2018. GAAP net income for the year ended December 31, 2019, after adjustment for income from discontinued operations, was $14.9 million, or $1.51 per basic and $1.49 per diluted share compared to $1.9 million, or $0.20 per basic and $0.19 per diluted share for the same period of 2018.

Non-GAAP adjusted EBITDA loss from continuing operations, after adding back stock-based compensation, CEO transition related costs, restructuring costs related to a reduction in workforce at the end of the year, and transaction expenses related to the Backbone Consultants acquisition, was $(1.4) million for the year ended December 31, 2019, compared to breakeven after adding back stock-based compensation, change in valuation of earnout, non-recurring charges related to debt refinancing, and the departure of a senior executive for the same period in 2018.

The Company recently received a $2.5 million commitment from a current investor for equity financing to support current operations. The deal has a one-year term. The company is not obligated to sell any shares pursuant to the Equity Commitment. The purchase price of the shares will be at a discount to the market price and will include an initial warrant along with additional warrants if and when the company sells shares to the investor. The company is still finalizing the specific terms related to share purchases.

CYNERGISTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$ 5,328,726	$ 6,571,381
Accounts receivable	3,210,726	5,572,467
Prepaid and other current assets	1,205,769	1,425,858
Refundable income taxes	-	472,059
Current assets held for sale	-	8,427,408
Total current assets	9,745,221	22,469,173

Property and equipment, net	946,219	1,403,525
Deposits	72,486	87,778
Deferred income taxes	1,836,258	2,146,020
Intangible assets, net	8,585,882	9,089,989
Goodwill	23,983,483	17,008,189
Noncurrent assets held for sale	-	1,844,349
Total assets	$ 45,169,549	$ 54,049,023
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 638,864	$ 932,067
Accrued compensation and benefits	1,066,770	1,592,765
Deferred revenue	898,324	918,165
Income taxes payable	31,976	-
Note payable	-	343,750
Current portion of term loan	-	2,464,286
Current portion of promissory note to related party	562,500	562,500
Current portion of operating lease liability	533,371	576,082
Current liabilities held for sale	-	7,299,561
Total current liabilities	3,731,805	14,689,176

Long-term liabilities:
Term loan, less current portion	-	12,851,617
Promissory notes to related parties, less current portion	703,125	5,015,625
Capital lease obligations	-	1,570
Earnout liability	2,400,000	438,269
Operating lease liability, less current portion	158,995	620,640
Noncurrent liabilities held for sale	-	58,967
Total long-term liabilities	3,262,120	18,986,688
Commitments and contingencies
Stockholders’ equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 10,359,164 shares issued and outstanding at December 31, 2019 and 9,630,050 shares issued and outstanding at December 31, 2018	10,359	9,630
Additional paid-in capital	34,821,863	31,910,831
Accumulated earnings (deficit)	3,343,402	(11,547,302)
Total stockholders’ equity	38,175,624	20,373,159
Total liabilities and stockholders’ equity	$ 45,169,549	$ 54,049,023

CYNERGISTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Year Ended December 31,
	2019	2018
Net revenues	$ 21,364,810	$ 21,311,717
Cost of revenues	13,018,673	11,122,433
Gross profit	8,346,137	10,189,284
Operating expenses:
Sales and marketing	5,347,822	5,185,334
General and administrative expenses	6,891,245	6,437,316
Change in valuation of contingent earnout	(178,269)	438,269
Depreciation	182,198	147,553
Amortization of acquisition-related intangibles	1,890,098	1,810,935
Impairment of intangible assets	614,010	-
Total operating expenses	14,747,104	14,019,407
Loss from operations	(6,400,967)	(3,830,123)
Other income (expense):
Other income	26	53
Interest income	77,248	-
Interest expense	(617,310)	(1,437,862)
Loss on disposition of property and equipment	(2,188)	-
Total other expense	(542,224)	(1,437,809)

Loss before benefit for income taxes	(6,943,191)	(5,267,932)
Income tax benefit	1,528,808	1,305,534
Net loss from continuing operations	(5,414,383)	(3,962,398)
Income from discontinued operations, including gain on sale, net of tax	20,305,087	5,855,990
Net income	$ 14,890,704	$ 1,893,592

Net income (loss) per share:
From continuing operations:
Basic	$ (0.55)	$ (0.41)
Diluted	$ (0.55)	$ (0.41)

From discontinued operations:
Basic	$ 2.06	$ 0.61
Diluted	$ 2.03	$ 0.59

Net income:
Basic	$ 1.51	$ 0.20
Diluted	$ 1.49	$ 0.19

Number of weighted average shares outstanding:
Basic	9,858,562	9,608,312
Diluted	10,000,507	9,873,011

CYNERGISTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP LOSS FROM CONTINUING OPERATIONS TO NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(UNAUDITED)
	Three Months Ended December 31,		12 Months Ended December 31,
	2019	2018	2019	2018
GAAP loss from continuing operations	$ (2,352,864)	$ (144,768)	$ (6,400,967)	$ (3,830,123)
Adjustments:
Depreciation	46,323	39,720	182,199	147,553
Amortization of acquisition-related intangibles	531,896	452,733	1,890,098	1,810,935
Impairment of intangible assets	614,010	-	614,010	-
One-time restructuring and legal fees	368,157	438,269	1,051,568	1,173,452
Stock-based compensation	409,825	704,352	1,298,931	704,352
Non-GAAP adjusted EBITDA (loss)	$ (382,653)	$ 1,490,306	$ (1,364,162)	$ 6,169
Non-GAAP adjusted EBITDA (loss) per share
Basic	$ (0.04)	$ 0.15	$ (0.14)	$ 0.00
Diluted	$ (0.04)	$ 0.15	$ (0.14)	$ 0.00

Conference Call Information
Date: Monday, March 30, 2020

Time: 4:30 pm Eastern Time / 1:30 pm Pacific Time
U.S.: 1-888-204-4368
International: 1-786-789-4797
Conference ID: 9062180
Webcast: http://public.viavid.com/index.php?id=138537

A replay of the call will be available from 7:30 pm ET on March 30, 2020 to 11:59 pm ET on April 6, 2020.

To access the replay, please dial 1-844-512-2921 from the U.S. and 1-412-317-6671 from outside the

U.S. The PIN is 9062180.

About CynergisTek, Inc.

CynergisTek is a top-ranked cybersecurity firm dedicated to serving the information assurance needs of the healthcare industry. CynergisTek offers specialized services and solutions to help organizations achieve privacy, security, and compliance goals. Since 2004, the company has served as a partner to hundreds of healthcare organizations and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been recognized by KLAS as a top performing firm in healthcare cybersecurity and was awarded the 2019 Top Healthcare Cybersecurity Consultants in Black Book IT Advisory Outcomes Survey.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of CynergisTek that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CynergisTek is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Bryan Flynn
(949) 382-1419

InvestorRelations@CynergisTek.com

Media Contact:

Danielle Johns

Senior Account Executive

Aria Marketing

(617) 332-9999 x241

djohns@ariamarketing.com